Exhibit 99.1
INVESTOR RELATIONS CONTACT:
Steve Barnhart,
Senior Vice President and Chief Financial Officer
847-286-8700
FOR IMMEDIATE RELEASE:
June 7, 2013
SEARS HOMETOWN AND OUTLET STORES, INC. REPORTS FIRST QUARTER 2013 RESULTS
HOFFMAN ESTATES, Ill. - Sears Hometown and Outlet Stores, Inc. (NASDAQ: SHOS) today reported results for its quarter ended May 4, 2013. Results for the first quarter included:

•	Operating income decreased 28% to $24.7 million compared to $34.5 million in the prior year

•	Net income attributable to stockholders decreased 27% to $15.0 million ($0.65 earnings per diluted share) compared to $20.6 million ($0.89 earnings per diluted share) in the prior year

•	Adjusted EBITDA decreased 26% to $27.1 million compared to $36.8 million in the prior year

•	Comparable store sales decreased 5.0% versus the prior year
First Quarter Net Sales and Comparable Store Sales

We operate through two segments--our Sears Hometown and Hardware segment ("Hometown") and our Sears Outlet segment ("Outlet").

Net sales in the first quarter of 2013 decreased $20.0 million, or 3.2%, to $601.1 million from the first quarter of 2012. This decrease was driven primarily by a 5.0% reduction in comparable store sales partially offset by new store sales (net of closures), a favorable impact from a fiscal calendar shift following the extra (53rd) week in fiscal 2012, and higher Outlet liquidation revenues. Initial franchise revenues were $5.2 million in the first quarter of 2013 compared to $5.0 million in the first quarter of 2012.

The comparable store sales decrease of 5.0% was comprised of a 6.9% decrease in Hometown and a 1.2% increase in Outlet. The 5.0% decrease was primarily driven by lower sales of lawn and garden in Hometown due to colder weather conditions experienced in large portions of the U.S. delaying the start of the spring/summer season. Excluding lawn and garden, the Company's comparable store sales increased 1.4%, led by appliances and mattresses. Growth in these categories was partially offset by lower consumer electronics sales due to our previously announced de-emphasis of the category, and lower Outlet apparel sales due to a narrower assortment.

Bruce Johnson, Chief Executive Officer and President, said, "Sales were below last year due to the impact of unseasonably cool weather in February and March.  Same store sales of lawn and garden, our second largest category, were down 45% in the first two months.  We were pleased with the improvement during the latter portion of the quarter. With generally more moderate temperatures in April, same store sales for the category during that month were up 4.2%. Comparable store sales for most other categories, excluding consumer electronics, were positive during the quarter."
First Quarter Operating Income
We recorded operating income of $24.7 million and $34.5 million in the first quarters of 2013 and 2012, respectively. The $9.8 million decrease in operating income was driven by the decrease in sales and an increase in selling and administrative expenses slightly offset by an improvement in gross margin rate. Included in these impacts on year-over-year operating income were $5.7 million of higher operating costs in the first quarter of 2013 incurred as a result of operating as an independent public company since our separation from Sears Holdings Corporation ("Sears Holdings") in October 2012 (the "Separation") and a $2.9 million benefit in the first quarter of 2012 from the impact of store closing reserves established in 2011 (which benefit did not recur in the first quarter of 2013).

Gross margin was $154.2 million, or 25.7% of net sales, in the first quarter of 2013, as compared to $158.7 million, or
25.6% of net sales, in the first quarter of 2012. The increase in gross margin rate was primarily driven by lower occupancy costs resulting from the conversion of Company-owned stores to franchisee-owned stores, improved delivery margin, higher Outlet merchandise-liquidation income and the above mentioned increase in initial franchise revenues. These were partially offset by the $2.9 million store closing reserve benefit in the first quarter of 2012, $2.7 million of Outlet distribution center costs that were separated from selling store costs and were reflected in selling and administrative expense in 2012, lower margins on merchandise sales in Outlet and $0.7 million primarily consisting of additional occupancy costs resulting from the Separation.

Selling and administrative expenses increased to $127.2 million, or 21.2% of net sales, in the first quarter of 2013 from
$121.9 million, or 19.6% of net sales, in the prior year quarter. The increase was primarily due to an estimated $5.0 million of higher operating costs incurred resulting from the Separation, higher owner commissions in both Hometown and Outlet (primarily related to the conversion of Company-owned stores to franchisee-owned stores), and additional marketing investments in Outlet. These increases were partially offset by $2.7 million in Outlet distribution-center costs that were separated from selling store costs and were reflected in selling and administrative expense in the first quarter of 2012 and reflected in gross margin in the first quarter of 2013 and a reduction in payroll and benefits related to the franchise conversions.
Financial Position

We had cash and cash equivalents of $27.5 million as of May 4, 2013, $0.7 million as of April 28, 2012 and $20.1 million as of February 2, 2013. Availability under the Senior ABL Facility as of May 4, 2013 was $199.3 million with $47.3 million drawn and $3.4 million of letters of credit outstanding under the facility. For the first quarter of 2013, we financed our operations and investments primarily with short-term borrowings under the Senior ABL Facility. Our primary need for liquidity was to fund inventory purchases and capital expenditures and for general corporate purposes.
Total merchandise inventories were $464.6 million at May 4, 2013 and $405.9 million at April 28, 2012. Merchandise inventories increased primarily due to planned higher inventory in home appliances, assortment expansion in tools, grills, mattresses, cooking and dishwashers, higher pre-season purchases in lawn and garden and an increase in the cost of Kenmore and Craftsman merchandise resulting from the post-Separation change in the treatment of warranty costs. Post-Separation, Kenmore and Craftsman products are purchased with warranty included, which results in a higher product cost, but eliminates any later warranty costs to SHO. The higher product cost and the warranty savings are expected to be comparable. These inventory increases were partially offset by a reduction in consumer electronics resulting from the exit of this category by 772 stores since the first quarter of 2012 and lower apparel inventory in Outlet.
Adjusted EBITDA

In addition to our net income determined in accordance with GAAP, for purposes of evaluating operating performance we generally use Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization, or “Adjusted EBITDA.” Following the Separation our management has used Adjusted EBITDA to evaluate the operating performance of our business for comparable periods. While Adjusted EBITDA is a non-GAAP measurement, management believes that it can be an important indicator of operating performance because it excludes (1) the effects of financing and investing activities by eliminating interest and depreciation costs, and (2) store closing charges and severance costs that may vary significantly from period to period and have a disproportionate effect in a given period, which affects comparability of results. During our fiscal quarters ended May 4, 2013 and April 28, 2012 we incurred no store closing charges or severance costs. Adjusted EBITDA should not be used by investors or other third parties as the sole basis for formulating investment decisions as Adjusted EBITDA excludes a number of important cash and non-cash recurring items. Adjusted EBITDA should not be considered as a substitute for GAAP measurements.

The following table presents a reconciliation of Adjusted EBITDA to net income, the most comparable GAAP measure, for each of the periods indicated:

	13 Weeks Ended
Thousands	May 4, 2013	April 28, 2012
Net income	$14,997	$20,593
Income tax expense	9,548	13,454
Other income	(415)	(226)
Interest expense	589	669
Operating income	24,719	34,490
Depreciation	2,341	2,305
Store closing charges and severance costs	—	—
Adjusted EBITDA	$27,060	$36,795

Forward-Looking Statements
This press release contains forward-looking statements (the “forward looking statements”). The forward-looking statements are subject to significant risks and uncertainties that may cause our actual results, performance, and achievements in the future to be materially different from the future results, future performance, and future achievements expressed or implied by the forward-looking statements. Forward-looking statements include, without limitation, information concerning our future financial performance, business strategy, plans, goals and objectives. The forward-looking statements are based upon the current beliefs and expectations of our management. The following factors, among others, could cause actual results to differ materially from those set forth in the forward-looking statements: our continued reliance on Sears Holdings for most products and services that are important to the successful operation of our business; our potential need to depend on Sears Holdings beyond the expiration or earlier termination by Sears Holdings of certain of our agreements with Sears Holdings; the willingness and ability of Sears Holdings to meet its contractual obligations to us; our ability to offer merchandise and services that our customers want, including those under the KENMORE®, CRAFTSMAN®, and DIEHARD® brands (which brands are owned by subsidiaries of Sears Holdings); the sale by Sears Holdings and its subsidiaries to other retailers that compete with us of major home appliances and other products branded with the Kenmore, Craftsman, or DieHard brands; our ability to successfully manage our inventory levels and implement initiatives to improve inventory management and other capabilities; competitive conditions in the retail industry; worldwide economic conditions and business uncertainty, the availability of consumer and commercial credit, changes in consumer confidence, tastes, preferences and spending, and changes in vendor relationships; the fact that our past performance generally, as reflected on our historical financial statements, may not be indicative of our future performance as a result of, among other things, the consolidation of Hometown and Outlet into a single business entity, the Separation, operating as a standalone business entity, and the impact of increased costs due to a decrease in our purchasing power following the Separation and other losses of benefits associated with being wholly owned by Sears Holdings and its subsidiaries; our agreements related to the rights offering and Separation transactions and our continuing relationship with Sears Holdings were negotiated while we were a subsidiary of Sears Holdings and we may have received different terms from unaffiliated third parties; anticipated limitations and restrictions in the Senior ABL Facility and related agreements governing our indebtedness and our ability to service our indebtedness; our ability to obtain additional financing on acceptable terms; our dependence on independent dealers and independent franchisees to operate their stores profitably and in a manner consistent with our concepts and standards; our dependence on sources outside the U.S. for significant amounts of our merchandise inventories; impairment charges for goodwill or fixed-asset impairment for long-lived assets; our ability to attract, motivate and retain key executives and other employees; the impact of increased costs associated with being an independent company; our ability to maintain effective internal controls as a public company; our ability to realize the benefits that we expect to achieve from the Separation; low trading volume of our common stock due to limited liquidity or a lack of analyst coverage; the impact on our common stock and our overall performance as a result of our principal stockholders' ability to exert control over us; and other risks, uncertainties, and factors discussed in our most recent Quarterly Report on Form 10-Q and other filings with the Securities and Exchange Commission. We intend the forward-looking statements to speak only as of the date of this press release, and we do not undertake to update or revise the forward-looking statements as more information becomes available.
About Sears Hometown and Outlet Stores, Inc.

Sears Hometown and Outlet Stores, Inc. is a national retailer primarily focused on selling home appliances, hardware, tools and lawn and garden equipment. Our Hometown stores are designed to provide our customers with in-store and online access to a wide selection of national brands of home appliances, tools, lawn and garden equipment, sporting goods, and household goods, depending on the particular format. Our Outlet stores are designed to provide our customers with in-store and online access to new, one-of-a-kind, out-of-carton, discontinued, obsolete, used, reconditioned, overstocked, and scratched and dented products across a broad assortment of merchandise categories, including home appliances, lawn and garden equipment, apparel, mattresses, sporting goods and tools at prices that are significantly lower than manufacturers' suggested retail prices. As of May 4, 2013, we and our dealers and franchisees operated 1,253 stores across all 50 states as well as in Puerto Rico and Bermuda. Our principal executive offices are located at 5500 Trillium Boulevard, Suite 501, Hoffman Estates, Illinois 60192 and our telephone number is (847) 286-7000.

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Sears Hometown and Outlet Stores, Inc.
Condensed Consolidated Statements of Income
(Unaudited)

	13 Weeks Ended
Thousands, except per share amounts	May 4, 2013	April 28, 2012
NET SALES	$601,117	$621,078
COSTS AND EXPENSES
Cost of sales and occupancy	446,869	462,379
Selling and administrative	127,188	121,904
Depreciation	2,341	2,305
Total costs and expenses	576,398	586,588
Operating income	24,719	34,490
Interest income (expense)	(589)	(669)
Other income	415	226
Income before income taxes	24,545	34,047
Income tax expense	(9,548)	(13,454)
NET INCOME	$14,997	$20,593

NET INCOME PER COMMON SHARE
ATTRIBUTABLE TO STOCKHOLDERS

Basic and diluted:	$0.65	$0.89

Basic and diluted weighted average common shares outstanding	23,100	23,100

(1) 23,100,000 shares outstanding effective upon completion of the Separation are used for all periods prior to the Separation.

Sears Hometown and Outlet Stores, Inc.
Condensed Consolidated Balance Sheets (Unaudited)

Thousands, except per share amounts	May 4, 2013	April 28, 2012	February 2, 2013
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$27,465	$679	$20,068
Accounts receivable	14,105	12,548	10,986
Merchandise inventories	464,576	405,902	428,437
Prepaid expenses and other current assets	11,013	2,216	14,321
Total current assets	517,159	421,345	473,812
PROPERTY AND EQUIPMENT, net	50,782	59,055	53,383
GOODWILL	167,000	167,000	167,000
LONG-TERM DEFERRED TAXES	67,534	8,200	69,001
OTHER ASSETS	25,818	14,611	22,607
TOTAL ASSETS	$828,293	$670,211	$785,803
LIABILITIES
CURRENT LIABILITIES
Short-term borrowings	$47,300	$—	$20,000
Payable to Sears Holdings Corporation	88,794	—	79,491
Accounts payable	25,424	20,616	31,830
Other current liabilities	80,404	84,284	83,211
Current portion of capital lease obligations	1,257	1,980	1,463
Deferred income taxes	—	17,609	—
Total current liabilities	243,179	124,489	215,995
CAPITAL LEASE OBLIGATIONS	516	1,460	769
OTHER LONG-TERM LIABILITIES	3,314	3,723	2,752
TOTAL LIABILITIES	247,009	129,672	219,516
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
Common stock: $.01 par value;	231	—	231
Authorized shares: 400,000
Issued shares: 23,100
Outstanding shares: 23,100
Capital in excess of par value	556,575	—	556,575
Retained earnings	24,478	—	9,481
Divisional Equity, prior to the Separation	—	540,539	—
TOTAL STOCKHOLDERS' EQUITY	581,284	540,539	566,287
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$828,293	$670,211	$785,803

Sears Hometown and Outlet Stores, Inc.
Segment Results
(Unaudited)

Hometown
	13 Weeks Ended
Thousands, except for number of stores	May 4, 2013	April 28, 2012
Net sales	$444,803	$479,857
Comparable store sales %	(6.9)%	0.1%
Cost of sales and occupancy	333,884	362,586
Gross margin dollars	110,919	117,271
Margin rate	24.9%	24.4%
Selling and administrative	100,141	96,414
Selling and administrative expense as a percentage of net sales	22.5%	20.1%
Depreciation	866	835
Total costs and expenses	434,891	459,835
Operating income	$9,912	$20,022
Total Hometown stores	1,126	1,116

Outlet
	13 Weeks Ended
Thousands, except for number of stores	May 4, 2013	April 28, 2012
Net sales	$156,314	$141,221
Comparable store sales %	1.2%	5.4%
Cost of sales and occupancy	112,985	99,793
Gross margin dollars	43,329	41,428
Margin rate	27.7%	29.3%
Selling and administrative	27,047	25,490
Selling and administrative expense as a percentage of net sales	17.3%	18.0%
Depreciation	1,475	1,470
Total costs and expenses	141,507	126,753
Operating income	$14,807	$14,468
Total Outlet stores	127	122